Investor Contact:     Alex Lewis
              877-784-7167

Media Contact:          Debbie Atkins                                      NEWS RELEASE
                      864-597-8361

DENNY’S CORPORATION REPORTS THIRD QUARTER 2006 RESULTS

SPARTANBURG, S.C., October 26, 2006 - Denny’s Corporation (Nasdaq: DENN) today reported results for its third quarter ended September 27, 2006.

Third Quarter Summary

•	Company unit same-store sales increased 4.2% with positive guest traffic
•	Franchised unit same-store sales increased 4.7%
•	Total operating revenue increased $9.5 million to $258.2 million
•	The divestiture of 65 real estate assets for gross proceeds of $67 million resulted in gains on disposition of assets of $39 million
•	Denny’s prepaid $80 million in debt with proceeds from asset sales and surplus cash
•	The asset sales resulted in an incremental $13.1 million provision for income taxes
•	Operating income (excluding asset sale gains) increased $7.5 million to $16.6 million
•	Net income (excluding gains and tax provision) increased $4.9 million to $0.1 million

Nelson Marchioli, President and Chief Executive Officer, stated, “Denny’s results in the third quarter were driven by a strong positive response to our promotional and product offerings. During the quarter, Denny’s also launched a new television campaign along with a targeted discounting program. Together, these initiatives successfully revitalized demand and produced solid sales growth. Denny’s value proposition in the quarter was particularly effective in driving guest traffic without sacrificing average check. This contributed to our improved sales momentum despite the challenging consumer environment and the difficult traffic trends experienced by our industry in 2006.

“During the third quarter, we made significant progress towards our goal of reducing long-term debt. Through the sale of non-core real estate we reduced our debt by $80 million. Denny’s is stronger financially than at any time in the past 15 years, carrying less debt and lower interest costs. As a result, Denny’s is better positioned to reinvest in this great brand and to focus its efforts on new unit development in the coming years,” Marchioli concluded.

Third Quarter Results

For the third quarter of 2006, Denny’s reported total operating revenue of $258.2 million, an increase of 3.8%, or $9.5 million over the prior year quarter. Company restaurant sales increased 3.9%, or $8.9 million, to $234.7 million as a result of a 4.2% increase in company same-store sales. This sales increase offset an eleven-unit decline in company-owned restaurants since the third quarter of last year. Franchise revenue increased 2.6%, or $0.6 million, to $23.5 million as a 4.7% increase in same-store sales offset a twelve-unit decline in franchised restaurants.

Company restaurant operating margin (as a percentage of company restaurant sales) for the third quarter was 13.8% compared with 10.7% for the same period last year. Product costs for the third quarter increased by 0.3 percentage points compared with last year due primarily to a shift in entrée mix towards lunch and dinner items. Payroll and benefits improved by 1.1 percentage points due primarily to improving experience in worker’s compensation costs. Other operating costs improved 2.4 percentage points due to a $7.2 million reduction in legal settlement costs resulting primarily from $5.8 million in specific charges taken in the prior year period. Partially offsetting the decrease in legal costs was a $1.0 million increase in utilities and a $0.6 million decrease in supplemental restaurant income.

General and administrative expenses for the third quarter increased $1.8 million from the same period last year due mainly to higher incentive and stock-based compensation as well as additional corporate staff.

Gains on disposition of assets increased $39.0 million due to the sale of 65 restaurant properties owned by the company but previously leased to franchisee operators.

Operating income for the third quarter was $55.6 million, an increase of $46.4 million compared with prior year operating income of $9.2 million. This increase was due primarily to $39.0 million in asset sale gains. Excluding these gains, operating income increased $7.5 million to $16.6 million compared with $9.1 million in the prior year period.

Interest expense for the third quarter increased $1.0 million to $15.0 million due to higher interest rates on the variable-rate portions of Denny’s debt compared with the prior year period. Other nonoperating expense increased $1.6 million due to a pro rata write-off of deferred financing costs associated with the $80.0 million prepayment of first lien term loan debt during the quarter.

Provision for income taxes for the third quarter increased by $14.9 million over the prior year due primarily to $12.8 million in deferred income taxes and $0.3 million in current income taxes recorded as a result of the asset sales. The deferred income tax provision relates primarily to the utilization of deferred income tax assets which had been previously recorded relying on certain tax planning strategies.

Net income for the third quarter was $25.5 million, or $0.26 per diluted common share, an increase of $28.9 million compared with prior year net loss of $3.4 million, or $0.04 per common share. Excluding asset sale gains and income taxes from the current and prior year period, net income increased $4.9 million to $0.1 million.

Real Estate Sales / Debt Reduction

During the third quarter, Denny’s made substantial progress on its initiative to sell non-core real estate assets and utilize the proceeds to reduce debt. Denny’s previously announced a sale transaction of 60 restaurant properties for gross proceeds of approximately $62 million. An additional five properties were sold during the third quarter for gross proceeds of $5 million. Denny’s applied the net proceeds from these transactions, along with surplus cash, to reduce the outstanding balance on its first lien term loan by $80 million during the quarter. Year-to-date Denny’s has reduced its debt balances by approximately 15%, or $84 million.
At the end of the third quarter, Denny’s owned 21 restaurant properties that were being marketed for sale. Six of these properties are contracted for sale under the earlier multi-property transaction and are expected to close by year end. In total, 19 of the remaining properties are expected to be sold within the next twelve months.

Business Outlook

While the Company acknowledges that third quarter sales results were higher than previously expected, it remains cautious in the sales outlook for the fourth quarter based on the uncertain macroeconomic environment and the difficulty that presents when forecasting revenues. Given an improved outlook for full-year sales, the Company would expect adjusted EBITDA at the upper end of the previous guidance range of $113 to $118 million.

The earnings per share guidance management previously provided is no longer relevant due to the asset sale gains, restructuring and impairment charges, nonoperating expenses and provision for income taxes recorded in the third quarter. The expectation of further gains, charges and nonoperating expenses, along with a potential debt refinancing transaction, could cause fourth quarter earnings to vary materially.

Further Information

Denny’s will provide further commentary on the third quarter and the remainder of 2006 on its quarterly investor conference call today, Thursday, October 26, 2006 at 5:00 p.m. EST. Interested parties are invited to listen to a live broadcast of the conference call accessible through Denny’s website at www.dennys.com. On the front page of the website, follow the link to “Investor Relations.” Then select the “Webcast” icon under “Upcoming Events.” A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

Denny’s is America’s largest full-service family restaurant chain, consisting of 535 company-owned units and 1,024 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website referenced above.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, and “hopes”, variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on Form 10-Q).

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarter	Quarter
	Ended	Ended
(In thousands, except per share amounts)	9/27/06	9/28/05

Revenue:
Company restaurant sales	$234,705	$225,824
Franchise and license revenue	23,491	22,898
Total operating revenue	258,196	248,722
Costs of company restaurant sales	202,279	201,695
Costs of franchise and license revenue	6,772	7,069
General and administrative expenses	16,440	14,654
Depreciation and amortization	13,812	13,818
Restructuring charges and exit costs, net	1,461	2,056
Impairment charges	831	320
Gains on disposition of assets and other, net	(38,995)	(40)
Total operating costs and expenses	202,600	239,572
Operating income	55,596	9,150
Other expenses:
Interest expense, net	14,959	13,934
Other nonoperating expense (income), net	1,499	(86)
Total other expenses, net	16,458	13,848
Income (loss) before income taxes	39,138	(4,698)
Provision for (benefit from) income taxes	13,635	(1,264)
Net income (loss)	$25,503	$(3,434)

Net income (loss) per share:
Basic	$0.28	$(0.04)
Diluted	$0.26	$(0.04)

Weighted average shares outstanding:
Basic	92,348	91,363
Diluted	96,498	91,363

DENNY’S CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Quarters	Three Quarters
	Ended	Ended
(In thousands, except per share amounts)	9/27/06	9/28/05

Revenue:
Company restaurant sales	$680,735	$667,833
Franchise and license revenue	68,937	67,513
Total operating revenue	749,672	735,346
Costs of company restaurant sales	592,911	586,613
Costs of franchise and license revenue	21,220	21,530
General and administrative expenses	49,259	46,873
Depreciation and amortization	41,997	40,857
Restructuring charges and exit costs, net	3,342	4,416
Impairment charges	831	585
Gains on disposition of assets and other, net	(47,664)	(1,790)
Total operating costs and expenses	661,896	699,084
Operating income	87,776	36,262
Other expenses:
Interest expense, net	44,449	40,810
Other nonoperating income, net	1,475	(545)
Total other expenses, net	45,924	40,265
Income (loss) before income taxes and cumulative effect of change in accounting principle	41,852	(4,003)
Provision for (benefit from) income taxes	14,015	(1,178)
Net income (loss) before cumulative effect of change in accounting principle	27,837	(2,825)
Cumulative effect of change in accounting principle, net of tax	232	-
Net income (loss)	$28,069	$(2,825)

Net income (loss) per share:
Basic	$0.30	$(0.03)
Diluted	$0.29	$(0.03)

Weighted average shares outstanding:
Basic	92,060	90,785
Diluted	97,184	90,785

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/27/06	12/28/05

ASSETS
Current Assets
Cash and cash equivalents	$26,059	$28,236
Assets held for sale	6,627	-
Other	29,330	33,398
	62,016	61,634

Property, net	241,584	288,140
Goodwill	50,127	50,186
Intangible assets, net	68,065	71,664
Other assets	32,546	39,642
Total Assets	$454,338	$511,266

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Current maturities of notes and debentures	$7,906	$1,871
Current maturities of capital lease obligations	7,128	6,226
Accounts payable and other accrued liabilities	119,759	140,307
	134,793	148,404
Long-Term Liabilities
Notes and debentures, less current maturities	429,507	516,803
Capital lease obligations, less current maturities	25,351	28,862
Other	95,720	83,744
	550,578	629,409
Total Liabilities	685,371	777,813
Total Shareholders' Deficit	(231,033)	(266,547)
Total Liabilities and Shareholders' Deficit	$454,338	$511,266

Debt Balances

(In thousands)	9/27/06	12/28/05

First lien revolver loans	$-	$-
First lien term loans	141,628	222,752
Second lien term loans	120,000	120,000
Capital leases and other debt	33,264	36,010
Senior notes due 2012	175,000	175,000
Total Debt	$469,892	$553,762

DENNY’S CORPORATION
EBITDA and G&A Reconciliation
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
EBITDA Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/27/06	9/28/05	9/27/06	9/28/05

Net income	$25.5	$(3.4)	$28.1	$(2.8)

Cumulative effect of change in accounting principle, net of tax	$-	$-	$(0.2)	$-
Provision for income taxes	$13.6	$(1.3)	$14.0	$(1.2)
Interest expense, net	$15.0	$13.9	$44.4	$40.8
Depreciation and amortization	$13.8	$13.8	$42.0	$40.9

EBITDA (1)	$67.9	$23.1	$128.3	$77.7

Restructuring charges and exit costs, net	$1.5	$2.1	$3.3	$4.4
Impairment charges	$0.8	$0.3	$0.8	$0.6
Gains on disposition of assets and other, net	$(39.0)	$(0.0)	$(47.7)	$(1.8)
Other nonoperating expense (income), net	$1.5	$(0.1)	$1.5	$(0.5)
Other noncash charges	$(0.1)	$(0.2)	$(0.4)	$(0.5)
Stock-based incentive compensation (2)	$1.7	$1.4	$5.4	$6.1

Adjusted EBITDA (1)	$34.3	$26.6	$91.3	$86.0

	Quarter	Quarter	Three Quarters	Tjree Quarters
General and Administrative Reconciliation	Ended	Ended	Ended	Ended
(In millions)	9/27/06	9/28/05	9/27/06	9/28/05

Stock-based incentive compensation (2)	$1.7	$1.4	$5.4	$6.1
Other general and administrative expenses	$14.7	$13.3	$43.9	$40.8
Total general and administrative expenses	$16.4	$14.7	$49.3	$46.9

(1)
We believe that, in addition to other financial measures, EBITDA and Adjusted EBITDA are appropriate indicators to assist in the evaluation of our operating performance because they provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital needs. We also use EBITDA and Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. EBITDA and Adjusted EBITDA are also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios. However, EBITDA and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with accounting principles generally accepted in the United States of America.

(2)	This compensation expense is attributable to options and restricted stock units granted under Denny’s 2002 and 2004 Omnibus Incentive Plans.

DENNY’S CORPORATION
Quarterly Operating Margins
(Unaudited)

(In millions)	Quarter Ended 9/27/06		Quarter Ended 9/28/05

Total operating revenue (1)	$258.2	100.0%	$248.7	100.0%

Company restaurant operations: (2)
Company restaurant sales	234.7	100.0%	225.8	100.0%
Costs of company restaurant sales:
Product costs	59.5	25.4%	56.7	25.1%
Payroll and benefits	95.6	40.7%	94.3	41.8%
Occupancy	12.9	5.5%	12.2	5.4%
Other operating costs:
Utilities	12.2	5.2%	11.2	5.0%
Repairs and maintenance	5.0	2.1%	4.7	2.1%
Marketing	7.8	3.3%	7.4	3.3%
Legal settlements	(0.8)	(0.3%)	6.4	2.8%
Other	10.1	4.3%	8.6	3.8%
Total costs of company restaurant sales	202.3	86.2%	201.7	89.3%
Company restaurant operating margin (3)	$32.4	13.8%	$24.1	10.7%

Franchise operations: (4)
Franchise and license revenue	23.5	100.0%	22.9	100.0%
Costs of franchise and license revenue	6.8	28.8%	7.1	30.9%
Franchise operating margin (3)	$16.7	71.2%	$15.8	69.1%

Total operating margin (1)(3)	$49.1	19.0%	$40.0	16.1%

Other operating expenses: (1)(3)
General and administrative expenses	16.4	6.4%	14.7	5.9%
Depreciation and amortization	13.8	5.3%	13.8	5.6%
Restructuring, exit costs and impairment	2.3	0.9%	2.4	1.0%
Gains on disposition of assets and other, net	(39.0)	(15.1%)	(0.0)	(0.0%)
Total other operating expenses	$(6.5)	(2.5%)	$30.8	12.4%

Operating income (1)	$55.6	21.5%	$9.2	3.7%

(1)	As a percentage of total operating revenue
(2)	As a percentage of company restaurant sales
(3)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with accounting principles generally accepted in the United States of America.

(4)	As a percentage of franchise and license revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

	Quarter	Quarter	Three Quarters	Three Quarters
Same-Store Sales	Ended	Ended	Ended	Ended
(increase/(decrease) vs. prior year)	9/27/06	9/28/05	9/27/06	9/28/05

Company-Owned Same-Store Sales	4.2%	1.5%	2.8%	3.9%
Guest Check Average	3.7%	4.1%	5.2%	4.1%
Guest Counts	0.6%	(2.5%)	(2.2%)	(0.2%)

Franchised Same-Store Sales	4.7%	3.8%	4.1%	5.6%

	Quarter	Quarter	Three Quarters	Three Quarters
Average Unit Sales	Ended	Ended	Ended	Ended
($ in thousands)	9/27/06	9/28/05	9/27/06	9/28/05

Company-Owned Units	$438.0	$418.2	$1,270.1	$1,227.6

Franchised Units	$385.8	$364.4	$1,113.5	$1,056.4

		Franchised
Restaurant Units	Company	& Licensed	Total

Ending Units 9/28/05	546	1,036	1,582

Units Opened	2	17	19
Units Acquired	1	(1)	-
Units Refranchised	-	-	-
Units Closed	(14)	(28)	(42)
Net Change	(11)	(12)	(23)

Ending Units 9/27/06	535	1,024	1,559